EXHIBIT 3
FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D (including any amendments) need be filed with respect to ownership by each of the undersigned of shares of the common stock of Highbury Financial Inc.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Dated: December 15, 2009

WOODBOURNE PARTNERS, L.P. by its general partner, Clayton Management Company
/s/ John D. Weil
John D. Weil, President

CLAYTON MANAGEMENT COMPANY
/s/ John D. Weil
John D. Weil, President

JOHN D. WEIL
/s/ John D. Weil
John D. Weil